EXHIBIT (a)(1)(vi)

FORM OF EMAIL CONFIRMING RECEIPT OF ELECTION

TO:	[Employee]
FROM:	[Stock Plan Administrator]
SUBJECT:	Stock Option Exchange Program Election Confirmation
DATE:	August , 2013

Your Stock Option Exchange Program election has been recorded as follows:

Original Award						Replacement Award
Number	Type	Date	Price ($)	Shares Vested (included in Shares Outstanding amount)	Shares Outstanding	Type	Shares	Shares Vested	Election
XX	ISO	X	$X	XXX	XXX	NQ	XXX	0	Yes
XX	NQ	X	$X	XXX	XXX	NQ	XXX	0	Yes
XX	NQ	X	$X	XXX	XXX	NQ	XXX	0	Yes

We strongly encourage you to print this email and keep it for your records.

If you elected “Yes” with respect to any Eligible Option, your election means you accept the replacement of the tendered Eligible Option. You will receive additional information about the Replacement Options, including the Replacement Options’ exercise price, as soon as practicable after they are granted, which is expected to be promptly after the end of the program.

If you elected “No” with respect to any Eligible Option, your election means you decline the replacement of the non-tendered Eligible Option. Options you do not elect to surrender for exchange will not be canceled and will remain subject to their present terms.

If the above is not your intent, you may log back into the Stock Option Exchange Program Website to change your election before 9:00 p.m. Pacific time on September 4, 2013. If for any reason you are unable to access the Stock Option Exchange Program Website, you may change your election by submitting a paper election form via facsimile to (801) 601-3735, but it must be completed, signed and received by 9:00 p.m. Pacific time on September 4, 2013.

If you have questions about the program or this confirmation notice, please contact ExchangeQuestions@skullcandy.com.